Exhibit 99.1

2600 Citadel Plaza Drive

P.O. Box 924133

Houston, Texas 77292-4133

NEWS RELEASE

Information: Michelle Wiggs, Phone: (713) 866-6050

WEINGARTEN REALTY INVESTORS ANNOUNCES PRICING OF

$300 MILLION PUBLIC OFFERING OF SENIOR UNSECURED NOTES

Houston, TEXAS (March 19, 2013) – Weingarten Realty Investors (NYSE: WRI) announced today the pricing of $300 million of 3.50% Notes due 2023 in an underwritten public offering. The notes were offered at 99.528% of the principal amount with a yield to maturity of 3.556%. The offering is scheduled to close on March 22, 2013, subject to customary closing conditions.

Weingarten intends to use the net proceeds of the offering to repay amounts outstanding under its unsecured revolving credit facility and general business purposes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC served as joint book-running managers. Regions Securities LLC, PNC Capital Markets LLC, Scotia Capital (USA) Inc., The Williams Capital Group, L.P. and SMBC Nikko Capital Markets Limited served as co-managers for the offering.

Copies of the prospectus and related prospectus supplement, when available, may be obtained from: Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 11th Floor, New York, New York 10038, attention: Prospectus Department, telephone: (800) 294-1322, email: dg.prospectus_requests@baml.com, U.S. Bancorp Investments, Inc. at (877) 558-2607 or Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, NC 28262, Attn: Capital Markets Client Support, toll-free: (800) 326-5897 or emailing: cmclientsupport@wellsfargo.com.

An effective registration statement is on file with the Securities and Exchange Commission (“SEC”), and a copy of the prospectus supplement, together with the prospectus, also will be available on the SEC’s website at www.sec.gov. This news release does not constitute an offer to sell or a solicitation of any offer to buy such securities nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer. At December 31, 2012, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 292 developed income-producing properties and two properties under various stages of construction and development. The total number of properties includes 288 neighborhood and community shopping centers and six other operating properties located in 21 states spanning the country from coast to coast representing approximately 53.7 million square feet. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. These statements are based on current expectations, estimates and projections about the industry and markets in which Weingarten operates, management’s beliefs, and assumptions made by management. It is important to note that Weingarten’s actual results could differ materially from those projected in such forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Reference is made to Weingarten’s regulatory filings with the SEC for information or factors that may impact Weingarten’s performance